Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

K12 Inc.

Herndon, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated September 12, 2012, relating to the consolidated financial statements and financial statement schedule of K12 Inc. and the effectiveness of K12 Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Bethesda, MD

November 1, 2012